Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 8, 2004, except for Note 15 as to which the date is December 9, 2004, relating to the consolidated financial statements of Data Circuit Holdings, Inc. and Subsidiary, which appears in the Current Report on Form 8-K of Merix Corporation dated December 9, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

March 29, 2006